UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 8, 2006

Date of Report (Date of earliest event reported)

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 Cromwell

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 361-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 8, 2006, Biolase Technology, Inc. (“Biolase” or the “Company”) entered into a License and Distribution Agreement (the “Agreement”) with Henry Schein, Inc. (“Henry Schein”) pursuant to which the Company granted Henry Schein the exclusive right to distribute the Company’s complete line of dental laser systems, accessories and services in the United States and Canada. Biolase also granted to Henry Schein a right of first refusal to distribute and service, in the United States and Canada, certain additional future Biolase products as they are developed by the Company. Biolase retained the right to distribute its dental laser systems, accessories and services outside of the United States and Canada.

Concurrent with the execution of the Agreement, Henry Schein paid an upfront license fee of $5.0 million. The Agreement has an initial term of three years, following which Henry Schein has the option to extend the Agreement for an additional three-year period under certain circumstances, including its satisfaction of the minimum purchase requirements during the full three-year period, and for an additional license fee of $5.0 million. Following the completion of the second three-year term, Henry Schein may extend the Agreement for additional three-year periods, with any additional license fee, upon 120 days notice so long as certain conditions, including satisfaction of minimum purchase requirements, are achieved. Either party may terminate the Agreement if the other party has materially breached the agreement without appropriate cure or has liquidated or become insolvent.

Under the Agreement, Henry Schein is obligated to meet certain minimum purchase requirements and is entitled to receive incentive payments if certain purchase targets are achieved. If Henry Schein has not met the minimum purchase requirements at the midpoint of each of the first two three-year periods, Biolase will have the option, upon repayment of a portion of the license fee, to (i) shorten the remaining term of the Agreement to one year, (ii) grant distribution rights held by Henry Schein to other persons (or distribute products itself), (iii) reduce certain discounts on products given to Henry Schein under the Agreement and (iv) cease paying future incentive payments. Biolase maintains the right to grant certain intellectual property rights to third parties, but by doing so may incur the obligation to refund a portion of the upfront license fee to Henry Schein.

The parties have agreed to work collaboratively on marketing, promotion and training, and each party will maintain a certain number of sales personnel and field service engineers. In addition, Henry Schein will sponsor a specified number of marketing events per year focused on Waterlase dentistry and related products. The Agreement prohibits Henry Schein from selling or distributing within the United States and Canada any dental laser systems other than the Company’s, except for certain laser systems specifically intended solely for use in soft-tissue dental procedures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE TECHNOLOGY, INC.

Date: August 14, 2006	By:	/s/ Richard L. Harrison
Richard L. Harrison
Executive Vice President,
Chief Financial Officer & Secretary